UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 5, 2023

ACER THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33004	32-0426967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Gateway Center, Suite 356 300 Washington Street Newton, Massachusetts	02458
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (844) 902-6100
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	ACER	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

Nasdaq Bid Price Deficiency Notice

On June 5, 2023, Acer Therapeutics Inc. (the “Company”) received a letter (the “Bid Price Deficiency Notice”) from the listing qualifications department staff of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market (the “Bid Price Requirement”).

The Bid Price Deficiency Notice has no immediate effect on the listing of the Company’s common stock, and the Company’s common stock continues to trade on the Nasdaq Capital Market under the symbol “ACER.”

In accordance with Nasdaq listing rule 5810(c)(3)(A), the Company has 180 calendar days from the date of the Bid Price Deficiency Notice, or until December 4, 2023, to regain compliance with respect to the Bid Price Requirement. The Bid Price Deficiency Notice states that to regain compliance with the Bid Price Requirement, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during the compliance period ending December 4, 2023.

If the Company fails to regain compliance with the Bid Price Requirement by December 4, 2023, the Company may be eligible for an additional 180-day compliance period to demonstrate compliance with the Bid Price Requirement. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares (see the disclosure below under the heading “Prior Nasdaq MVLS Notice”) and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Bid Price Requirement, and will need to provide written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company does not qualify for the second compliance period or fails to regain compliance with the Bid Price Requirement during the second 180-day period, Nasdaq will notify the Company of its determination to delist the common stock, at which point the Company would have an opportunity to appeal the delisting determination to a Hearings Panel.

The Company intends to actively monitor the closing bid price of the Company’s common stock between now and December 4, 2023 and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with the Bid Price Requirement. While the Company is exercising diligent efforts to maintain the listing of its common stock on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

Prior Nasdaq MVLS Deficiency Notice

Separately, and as previously disclosed, on May 3, 2023, the Company received a letter (the “MVLS Deficiency Notice”) from the listing qualifications department staff of Nasdaq notifying the Company that for the 30 consecutive business days prior to the date of the MVLS Deficiency Notice, the Company’s minimum Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq listing rule 5550(b)(2).

The MVLS Deficiency Notice had no immediate effect on the listing of the Company’s common stock, and the Company’s common stock continues to trade on the Nasdaq Capital Market.

In accordance with Nasdaq listing rule 5810(c)(3)(C), the Company was provided 180 calendar days from the date of the MVLS Deficiency Notice, or until October 30, 2023, to regain compliance with respect to the MVLS requirement. The MVLS Deficiency Notice stated that to regain compliance, the Company’s MVLS must close at $35 million or more for a minimum of ten consecutive business days (or such longer period of time as the Nasdaq staff may require in some circumstances, but generally not more than 20 consecutive business days) during the compliance period ending October 30, 2023. The Company believes that it can also regain compliance relative to the MVLS requirement by meeting a continued listing standard of a minimum stockholders’ equity of at least $2.5 million.

If the Company does not regain compliance with respect to the MVLS requirement by October 30, 2023, Nasdaq staff will provide written notice to the Company that its securities are subject to delisting. At that time, the Company may appeal any such delisting determination to a Hearings Panel.

The Company intends to actively monitor the Company’s MVLS between now and October 30, 2023 and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with respect to the MVLS requirement. While the

Company is exercising diligent efforts to maintain the listing of its common stock on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 7, 2023	ACER THERAPEUTICS INC.

	By:	/s/ Harry S. Palmin
Harry S. Palmin
Chief Financial Officer